Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(303) 222-5912
Lschalow@chipotle.com IR Contact: Coralie Witter (303) 605-1087 cwitter@chipotle.com

Chipotle ANNOUNCES SECOND QUARTER 2018 RESULTS

sales comp accelerated, driving 8.3% Revenue increase and

RESTAURANT margin expansion to 19.7%

Denver, Colorado – July 26, 2018 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its second quarter ended June 30, 2018.

Overview for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017:

•	Revenue increased 8.3% to $1.3 billion
•	Comparable restaurant sales increased 3.3%
•	Restaurant level operating margin was 19.7%, an increase from 18.8%
•

Net income was $46.9 million, including the after-tax impact of $33.4 million in expenses related to restaurant asset impairment, corporate restructuring, and certain legal costs, a 29.7% decrease from $66.7 million; excluding those items, adjusted net income was $80.2 million, an increase of 20.2%

•

Diluted earnings per share was $1.68, net of a $1.19 after-tax impact from expenses related to restaurant asset impairment, corporate restructuring, and certain legal costs, a 27.6% decrease from $2.32. Adjusted diluted earnings per share excluding these charges was $2.87, an increase of 23.7%.[1]

•	Opened 34 new restaurants and closed or relocated 8

Overview for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017:

•	Revenue increased 7.9% to $2.4 billion
•	Comparable restaurant sales increased 2.8% (net of 24 basis points related to Chiptopia revenue deferral from 2017)
•	Restaurant level operating margin was 19.6%, an increase from 18.3%
•

Net income was $106.3 million, including the after-tax impact of $33.4 million in expenses related to restaurant asset impairment, corporate restructuring, and certain legal costs, a 5.8% decrease from net income of $112.9 million; excluding those items, adjusted net income was $139.7 million, an increase of 23.8%[1]

•

Diluted earnings per share was $3.81, net of a $1.19 after-tax impact from expenses related to restaurant asset impairment, corporate restructuring, and certain legal costs, a 2.8% decrease from $3.92. Adjusted diluted earnings per share excluding these charges was $5.00, an increase of 27.6%.[1]

•	Opened 69 new restaurants and closed or relocated 10

“I’m pleased to report a solid second quarter with sales and restaurant margins ahead of expectations,” said Brian Niccol, chief executive officer. “While we made progress during the quarter with particular strength in digital sales, I firmly believe we can accelerate that progress by executing our reorganization and our strategy to win today and cultivate tomorrow.”

Results for the three months ended June 30, 2018

Revenue for the quarter was $1.3 billion, an increase of 8.3% from the second quarter of 2017. The increase in revenue was driven by new restaurant openings and to a lesser extent by a 3.3% increase in comparable restaurant sales. Comparable restaurant sales improved primarily as a result of an increase in average check, including a 4.0% effective menu price increase and customers adding queso, partially offset by 1.8% fewer comparable restaurant transactions.

We opened 34 new restaurants during the quarter, and closed or relocated eight (including the closure of five Pizzeria Locale restaurants),  bringing the total restaurant count to 2,467.

Food costs were 32.6% of revenue, a decrease of 150 basis points compared to the second quarter of 2017. The decrease was driven by the benefit of the menu price increases and relief in avocado prices, partially offset by elevated beef prices during the second quarter of 2018 compared to the second quarter of 2017.

Restaurant level operating margin was 19.7% in the quarter, an improvement from 18.8% in the second quarter of 2017.  The improvement was driven primarily by comparable restaurant sales increases and lower marketing and promotional spend, partially offset by wage inflation at the crew level.

General and administrative expenses were 6.7% of revenue for the second quarter of 2018, an increase of 70 basis points over the second quarter of 2017. In dollar terms, general and administrative expenses increased compared to the second quarter of 2017 due to increased headcount and higher bonus expenses, combined with increased expense related to several company initiatives including digitizing our restaurant experience and operational leadership changes, and increased legal and corporate restructuring expenses. These increases were partially offset by a decrease in stock-based compensation expense due to revisions in our estimate of the number of certain stock awards we expect to vest in connection with our corporate restructuring.

Impairment, closure costs, and asset disposals increased $45.7 million compared to the second quarter of 2017 primarily due to the upcoming closures of underperforming restaurants and the associated write down of a large portion of the related long-lived asset values, as well as lease termination costs and impairment charges related to office closures associated with the office relocations and corporate restructuring that were announced in May 2018.

Net income for the second quarter of 2018 was $46.9 million, or $1.68 per diluted share, compared to net income of $66.7 million, or $2.32 per diluted share, in the second quarter of 2017. Excluding the impact of restaurant asset impairment, corporate restructuring, and certain legal costs, adjusted net income was $80.2 million and adjusted diluted earnings per share was $2.87.

Results for the six months ended June 30, 2018

Revenue for the first six months of 2018 was $2.4 billion, up 7.9% from the first six months of 2017. The increase in revenue was driven by new restaurant openings and a 2.8% increase in comparable restaurant sales. Comparable restaurant sales improved primarily as a result of an increase in average check, including a 4.5% benefit from menu price increases that have been implemented in all our restaurants, partially offset by 2.6% fewer comparable restaurant transactions.

We opened 69 new restaurants during the year and closed or relocated 10 (including the closure of five Pizzeria Locale restaurants), bringing the total restaurant count to 2,467.

Food costs were 32.5% of revenue, a decrease of 150 basis points as compared to the first six months of 2017. The decrease was driven by the benefit of the menu price increases and relief in avocado prices, partially offset by elevated beef prices during the first six months of 2018 compared to the first six months of 2017.

Restaurant level operating margin was 19.6% for the six months ended June 30, 2018, an improvement from 18.3% in the first six months of 2017. The improvement was driven by comparable restaurant sales increases, combined with lower marketing and promotional spend, partially offset by wage inflation at the crew level.

General and administrative expenses were 6.7% of revenue for the first six months of 2018, an increase of 50 basis points over the first six months of 2017. In dollar terms, general and administrative expenses increased compared to the first six months of 2017 due to increased headcount and higher bonus expenses, combined with increased expense related to several company initiatives including digitizing our restaurant experience and operational leadership changes, and increased legal and corporate restructuring expenses. These increases were partially offset by a decrease in stock-based compensation expense due to revisions in our estimate of the number of certain stock awards we expect to vest in connection with our corporate restructuring.

Impairment, closure costs, and asset disposals increased $46.9 million compared to the first six months of 2017 primarily due to the upcoming closures of underperforming restaurants and the associated write down of a large portion of the related long-lived asset values, as well as lease termination costs and impairment charges related to office closures associated with the corporate restructuring.

Our effective tax rate was 35.4% for the first six months of 2018, a decrease from 38.3% in the first six months of 2017, due to the enactment of the Tax Cuts and Jobs Act.  This decrease was partially offset by excess tax deficits related to stock award exercises and vesting, the impact of non-deductible items that were added or expanded by the TCJA, and an increase in the effective state tax rate due to the impact of the state tax deduction at the lower federal rate.

Net income for the first six months of 2018 was $106.3 million, or $3.81 per diluted share, compared to net income of $112.9 million, or $3.92 per diluted share, for the six months ended June 30, 2017. Excluding the impact of restaurant asset impairment, corporate restructuring, and certain legal costs, adjusted net income was $139.7 million and adjusted diluted earnings per share was $5.00.

Outlook

For 2018, management is expecting the following:

•	Comparable restaurant sales increases in the low to mid-single digits, an increase from the prior low-single digit expectations
•	New restaurants openings at the lower end of the previously announced guidance of 130 to 150
•

In Q3, we expect our effective tax rate to be around 30.3%, and our Q4 tax rate to be as high as 43%. Both of these increases are due to a lower pretax income as a result of restructuring expenses and restaurant closure costs, as well as an expected write-off of deferred tax assets for stock compensation awards that likely will not vest

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales, or sales comps, and comparable restaurant transactions,  represent the change in period-over-period sales or transitions for restaurants in operation for at least 13 full calendar months.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the second quarter 2018 financial results on Thursday, July 26, 2018 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-877-451-6152 or for international callers by dialing 1-201-389-0879. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without added colors, flavors or other additives. Chipotle had more than 2,450 restaurants as of June 30, 2018 in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. With more than 70,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. Steve Ells, founder and executive chairman, first opened Chipotle starting with a single restaurant in Denver, Colorado in 1993. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected comparable restaurant sales, number of new restaurant openings, and effective tax rates in 2018, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers’ perceptions of our brand,  including as a result of actual or rumored food-borne illness incidents or other negative publicity, the impact of competition, including from sources outside the restaurant industry, decreased overall consumer spending, or our possible inability to increase menu prices or realize the benefits of menu price increases; the risk of food-borne illnesses and other health concerns about our food or dining out generally; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; risks related to recently-announced restructuring activities, including increased expenses and substantial turnover in the ranks of our corporate support teams; the performance of new restaurants and their impact on existing restaurant sales; the potential for increased labor costs or difficulty training and retaining qualified employees, including as a result of market pressures, enhanced food safety procedures in our restaurants, or new regulatory requirements; increases in the cost of food ingredients and other key supplies or higher food costs due to changes in supply chain protocols; risks related to our marketing and advertising strategies, which may not be successful and may expose us to liabilities;  supply chain risks; risks relating to our expansion into new markets, including outside the U.S., or non-traditional restaurant sites; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity philosophy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to Food With Integrity; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to litigation, including possible governmental actions related to food-borne illness incidents, as well as class action litigation regarding employment laws, advertising claims or other matters; risks relating to our insurance coverage and self-insurance; risks regarding our ability to protect our brand and reputation; risks associated with our reliance on certain information technology systems; risks related to our ability to effectively manage our growth; risks associated with our pending leadership change and our dependence on key personnel; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(unaudited)

(in thousands, except per share data)

	Three months ended June 30,
	2018		2017
Revenue	$1,266,520	100.0%	$1,169,409	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	413,096	32.6	399,152	34.1
Labor	341,842	27.0	305,851	26.2
Occupancy	86,772	6.9	80,321	6.9
Other operating costs	175,171	13.8	163,685	14.0
General and administrative expenses	85,153	6.7	70,075	6.0
Depreciation and amortization	49,193	3.9	41,081	3.5
Pre-opening costs	2,014	0.2	2,903	0.2
Impairment, closure costs, and asset disposals	45,322	3.6	(384)	-
Total operating expenses	1,198,563	94.6	1,062,684	90.9
Income from operations	67,957	5.4	106,725	9.1
Interest and other income, net	2,323	0.2	1,049	0.1
Income before income taxes	70,280	5.5	107,774	9.2
Provision for income taxes	(23,396)	(1.8)	(41,044)	(3.5)
Net income	$46,884	3.7%	$66,730	5.7%
Earnings per share:
Basic	$1.69		$2.33
Diluted	$1.68		$2.32
Weighted-average common shares outstanding:
Basic	27,819		28,649
Diluted	27,935		28,800

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(unaudited)

(in thousands, except per share data)

	Six months ended June 30,
	2018		2017
Revenue	$2,414,917	100.0%	$2,238,238	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	785,011	32.5	760,947	34.0
Labor	660,705	27.4	593,702	26.5
Occupancy	172,028	7.1	159,283	7.1
Other operating costs	323,240	13.4	314,294	14.0
General and administrative expenses	162,216	6.7	139,516	6.2
Depreciation and amortization	96,108	4.0	80,360	3.6
Pre-opening costs	4,663	0.2	6,972	0.3
Loss on disposal and impairment of assets	50,181	2.1	3,266	0.1
Total operating expenses	2,254,152	93.3	2,058,340	92.0
Income from operations	160,765	6.7	179,898	8.0
Interest and other income, net	3,717	0.2	2,237	0.1
Income before income taxes	164,482	6.8	182,135	8.1
Provision for income taxes	(58,152)	(2.4)	(69,285)	(3.1)
Net income	$106,330	4.4%	$112,850	5.0%
Earnings per share:
Basic	$3.82		$3.93
Diluted	$3.81		$3.92
Weighted-average common shares outstanding:
Basic	27,865		28,699
Diluted	27,942		28,825

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	June 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$225,658	$184,569
Accounts receivable, net	23,702	40,453
Inventory	20,851	19,860
Prepaid expenses and other current assets	69,860	50,918
Income tax receivable	32,334	9,353
Investments	348,269	324,382
Total current assets	720,674	629,535
Leasehold improvements, property and equipment, net	1,333,949	1,338,366
Other assets	52,060	55,852
Goodwill	21,939	21,939
Total assets	$2,128,622	$2,045,692
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$95,597	$82,028
Accrued payroll and benefits	97,573	82,541
Accrued liabilities	161,991	159,324
Total current liabilities	355,161	323,893
Deferred rent	327,152	316,498
Deferred income tax liability	17,845	814
Other liabilities	36,457	40,042
Total liabilities	736,615	681,247
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of June 30, 2018 and December 31, 2017, respectively	-	-
Common stock $0.01 par value, 230,000 shares authorized, 35,945 and 35,852 shares issued as of June 30, 2018 and December 31, 2017, respectively	359	359
Additional paid-in capital	1,328,489	1,305,090
Treasury stock, at cost, 8,133 and 7,826 common shares at June 30, 2018 and December 31, 2017, respectively	(2,435,109)	(2,334,409)
Accumulated other comprehensive income (loss)	(5,126)	(3,659)
Retained earnings	2,503,394	2,397,064
Total shareholders' equity	1,392,007	1,364,445
Total liabilities and shareholders' equity	$2,128,622	$2,045,692

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Six months ended June 30,
	2018	2017
		(as adjusted)(1)
Operating activities
Net income	$106,330	$112,850
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96,108	80,360
Deferred income tax (benefit) provision	16,948	(5,939)
Impairment, closure costs, and asset disposals	50,181	3,266
Bad debt allowance	106	181
Stock-based compensation expense	23,645	36,846
Other	(1,228)	(107)
Changes in operating assets and liabilities:
Accounts receivable	16,621	15,372
Inventory	(1,007)	(4,530)
Prepaid expenses and other current assets	(19,490)	(6,143)
Other assets	3,776	(938)
Accounts payable	14,451	8,271
Accrued liabilities	3,984	(21,856)
Income tax payable/receivable	(23,003)	8,480
Deferred rent	11,455	15,463
Other long-term liabilities	(3,459)	2,052
Net cash provided by operating activities	295,418	243,628
Investing activities
Purchases of leasehold improvements, property and equipment	(128,505)	(113,715)
Purchases of investments	(208,294)	(19,922)
Maturities of investments	185,000	80,000
Net cash used in investing activities	(151,799)	(53,637)
Financing activities
Acquisition of treasury stock	(101,801)	(103,827)
Stock plan transactions and other financing activities	(55)	9
Net cash used in financing activities	(101,856)	(103,818)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(715)	1,130
Net change in cash, cash equivalents, and restricted cash	41,048	87,303
Cash, cash equivalents, and restricted cash at beginning of period	214,170	116,370
Cash, cash equivalents, and restricted cash at end of period	$255,218	$203,673

(1) Balances were adjusted due to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash” as discussed in further detail in Item 1. “Financial Statements,” in our Form 10-Q.

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

	For the three months ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30	Jun. 30,
	2018	2018	2017	2017	2017
Number of restaurants opened	34	35	38	38	50
Restaurant relocations/closures	(8)	(2)	(4)	(3)	(2)
Number of restaurants at end of period	2,467	2,441	2,408	2,374	2,339
Average restaurant sales	$1,950	$1,941	$1,940	$1,948	$1,957
Comparable restaurant sales increase	3.3%	2.2%	0.9%	1.0%	8.1%

Chipotle Mexican Grill, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share amounts)

The following provides a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding restaurant asset impairment, corporate restructuring, and certain legal costs. Adjusted diluted earnings per share is adjusted net income divided by diluted weighted-average common shares outstanding. We believe that these measures enhance investors’ ability to compare the past financial performance of our underlying business with our current business performance and reflect the performance of our underlying restaurants separate from asset impairment, corporate restructuring and certain legal costs at the corporate level. Management uses these non-GAAP measures for similar purposes. Our adjusted net income and adjusted diluted earnings per share measure may not be comparable to other companies’ adjusted income measures.

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net income	$46,884	$66,730	$106,330	$112,850
Percentage increase/(decrease) from prior year period	(29.7%)	-	(5.8%)	-
Non-GAAP adjustments:
Restaurant asset impairment(1)	25,166	-	25,166	-
Corporate Restructuring:
Lease termination and other office closure costs(2)	16,299	-	16,299	-
Employee related restructuring costs(3)	3,900	-	3,900	-
Stock-based compensation(4)	(6,426)	-	(6,426)	-
Litigation(5)	3,000	-	3,000	-
Total non-GAAP adjustments	$41,939	$-	$41,939	$-
Tax effect of non-GAAP adjustments	(8,587)	-	(8,587)	-
After tax impact of non-GAAP adjustments	$33,352	$-	$33,352	$-
Adjusted net income	$80,236	$66,730	$139,682	$112,850
Percentage increase from prior period	20.2%	-	23.8%	-

Diluted weighted-average number of common shares outstanding	27,935	28,800	27,942	28,825
Diluted earnings per share	$1.68	$2.32	$3.81	$3.92
Percentage increase/(decrease) from prior period	(27.6%)	-	(2.8%)	-
Adjusted diluted earnings per share	$2.87	$2.32	$5.00	$3.92
Percentage increase from prior year period	23.7%	-	27.6%	-

(1) Restaurant asset impairment costs for planned restaurant closures due to underperformance during the second quarter of 2018 and continuing over the next several quarters.
(2) Costs for office lease termination and other office closure expenses, and impairment charges for office-related assets.
(3) Costs for employee severance and other transition expenses, recruitment and relocation costs, and third party and other employee-related costs.
(4) Costs for cumulative adjustment to reduce stock-based compensation expense due to reduced estimate of the number of certain awards that we expect will vest.
(5) Uninsured portion of a judgment in a single legal proceeding, in an amount exceeding the range typically seen in the ordinary-course, single-plaintiff litigation matters.